Exhibit 10.10.02

LIMELIGHT NETWORKS, INC.

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to the Employment Agreement (the “Amendment”) is made as of April 9th, 2013 (the “Effective Date”), by and between Limelight Networks, Inc. (the “Company”), and Nathan Raciborski (the “Executive”).

RECITALS

A. The Company and Executive entered into that certain Employment Agreement dated as of September 22, 2008 which was amended as of December 30, 2008 (collectively, the “Agreement”); and

B. The Company and Executive desire to amend the Agreement to modify certain existing aspects of Executive’s employment with the Company. Defined terms used in this Amendment identified with an initial capital letter have the meaning given such terms in the Agreement.

NOW, THEREFORE, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1.	Duties and Scope of Employment. Section 1(a) of the Agreement is modified to read in its entirety as follows:

(a)

Re-affirmation of Inventions Agreement, Position and Duties. The parties each hereby reaffirm all of the terms and covenant included in the Inventions Agreement. In the event of a conflict between the terms of the Inventions Agreement and this Agreement, the terms of this Agreement will control. As of the Effective Date of this Amendment Executive’s title is “Founder”. As Founder, Executive reports to the Company’s Chief Executive Officer (“CEO”). Employee agrees to devote his full business efforts and time to performing such advisory and consulting duties as may be assigned to him by the CEO, which may include, but are not limited to, acting as a technical advisor, providing advice and guidance on the overall research and development and network operations functions, working closely with the Chief Operating Officer (“COO”) to assess network expansion and modifications and to assure alignment with the Company’s overall technology strategy, advising on negotiations and negotiating with Company vendors to obtain the best available terms for network services and componentry, providing advice and guidance regarding the development and research teams, supporting product initiatives and helping to assure such initiatives are aligned with the strategic objectives of the Company, and rendering such additional business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the CEO. The parties acknowledge and agree that Executive may perform his duties from either the Company’s facilities in Tempe, AZ, or from Executive’s remote office in his home in Jackson Hole, WY, or any other location, by visiting customers or vendors or others, and Executive agrees that his duties may keep him away from his home office in Jackson Hole for up to fifty percent (50%) of business days each calendar quarter.

2.	Severance. Section 7(a) of the Agreement is modified to read in its entirety as follows:

(a)	Termination Without Cause, or Due to Death or Disability, or Voluntary Resignation other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or due to Executive’s death or disability, or Executive voluntarily resigns and such termination or resignation is not in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Executive’s Base Salary (subject to applicable tax withholdings) for twelve (12) months, such amounts to be paid in accordance with the Company’s normal payroll policies; (ii) the actual earned cash incentive, if any, payable to Executive for the current year, pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s Target Annual Incentive by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365, such amounts to be paid at the same time as similar bonus payments are made to the Company’s other Executive officers, and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans. For purposes of clarity, the Committee shall determine, in good faith, the extent to which any cash incentive has been earned by Executive. In the event that Employee’s employment is terminated due to death or Disability, fifty percent (50%) of Employee’s then unvested Equity Awards shall vest.

3.	Severance. Section 7(c) of the Agreement is modified to read in its entirety as follows:

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(c)	Termination for Cause. If Employee’s employment is terminated for Cause by the Company, then, except as provided in Section 7, (i) all further vesting of Employee’s outstanding equity awards will terminate immediately and such options shall be exercisable in accordance with Section 6 of this Agreement; (ii) all payments of compensation by the Company to Employee hereunder will terminate immediately, and (iii) Employee will be eligible for severance benefits only in accordance with the Company’s then established plans, if any. If the Company intends to terminate Employee for Cause, then the Company’s Chief Executive Officer will provide not less than 72 hours prior written notice of such intention to Employee, including the effective date and time of such termination for Cause, during which notice period Employee may voluntarily resign his employment.

4. Holiday & Certain Expenses. Accrued but unused vacation time will carry over from year to year, provided that accrual will cease once Executive accrues 150% of his annual vacation time but accrual will resume as vacation time is used. The Company will reimburse Executive up to $5,000 for legal expenses actually incurred in connection with the review of this Amendment.

5. Full Force and Effect. To the extent not expressly amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

NATHAN RACIBORSKI	LIMELIGHT NETWORKS, INC.

/s/ Nathan Raciborski	/s/ Robert A. Lento
Signature	Signature

Nathan Raciborski	Robert A. Lento
Print Name	Print Name

Chief Executive Officer
Print Title

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